As filed with the Securities and Exchange Commission on September 14, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pasithea Therapeutics Corp.

(Exact name of registrant as specified in its charter)

Delaware	2834	85-1591963
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1111 Lincoln Road

Suite 500

Miami Beach, FL 33139

702-514-4174

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Tiago Reis Marques

Chief Executive Officer

Pasithea Therapeutics Corp.

1111 Lincoln Road

Suite 500

Miami Beach, FL 33139

702-514-4174

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert Cohen Richard Bass McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173-1922 Telephone: (212) 547-5885	Richard Friedman Stephen Cohen Nazia J. Khan Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 Telephone: (212) 653-8700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-255205

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)
Units consisting of:
(i) Common stock, $0.0001 par value per share	$4,266,664	$465.49
(ii) Warrants to purchase shares of common stock, par value $0.0001 per share(3)(4)	-	-
Shares of common stock, par value $0.0001 per share underlying Warrants	$5,333,336	$581.87
Representative’s Warrants to purchase shares of common stock(5)	-	-
Common stock issuable upon exercise of Representative’s Warrants(6)	$256,000	$27.93
Total	$9,856,005	$1,075.29

(1)

The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. The Registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $53,899,995 on a Registration Statement on Form S-1, as amended (File No. 333-255205), which was declared effective by the Securities and Exchange Commission on September 14, 2021. In accordance with Rule 462(b) promulgated under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $9,856,005 is hereby registered, which includes the additional shares of common stock and warrants to purchase shares of common stock issuable upon the exercise of the underwriters’ option to purchase additional shares of common stock and warrants to purchase shares of common stock to cover over-allotments, if any.

(2)

Pursuant to Rule 416 under the Securities Act, the common stock registered hereby also include an indeterminate number of additional common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.
(4)	There will be issued warrants to purchase one share of common stock. The warrants are exercisable at a per share exercise price equal to 125% of the offering price of one Unit.
(5)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.
(6)	The Registrant agreed to issue, at the closing of this offering, warrants to EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters, entitling it to purchase 5% of the aggregate (i) Units and (ii) shares of common stock and/or warrants to cover over-allotments, if any, being sold in this offering. The exercise price of the warrants is equal to 120% of the offering price of one Unit offered hereby.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement is being filed with the Securities and Exchange Commission (the “SEC”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement relates to the public offering of units (“Units”), each Unit consisting of one share of common stock (“Common Stock”), par value $0.0001 per share, and one warrant (“Warrant”) to purchase one share of Common Stock (and the shares issuable from time to time upon exercise of the Warrants), of Pasithea Therapeutics Corp. (the “Registrant”), contemplated by the Registration Statement on Form S-1, as amended (File No. 333-255205), initially filed with the SEC by the Registrant on April 13, 2021 (as amended, the “Prior Registration Statement”) pursuant to the Securities Act, which was declared effective by the SEC on September 14, 2021. The contents of the Prior Registration Statement, including all amendments and exhibits thereto, are incorporated by reference into this Registration Statement.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate offering price of the Units to be offered in the public offering by $9,856,005, which includes additional shares of Common Stock and/or additional Warrants to purchase shares of Common Stock that the underwriters have the option to purchase, solely to cover over-allotments, if any. The additional Units that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith or incorporated by reference herein.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
5.1	Opinion of McDermott Will & Emery LLP
23.1	Consent of Independent Registered Public Accounting Firm (Marcum LLP)
23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)
24.1*	Power of Attorney

*	Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1, as amended (File No 333-255205), initially filed with the SEC on April 13, 2021 and incorporated by reference therein.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on this 14th day of September 2021.

PASITHEA THERAPEUTICS CORP.

By:	/s/ Dr. Tiago Reis Marques
Dr. Tiago Reis Marques
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Dr. Tiago Reis Marques	Chief Executive Officer and Director	September 14, 2021
Dr. Tiago Reis Marques	(principal executive officer)

*	Chief Financial Officer	September 14, 2021
Stanley M. Gloss	(principal financial and accounting officer)

*	Chief Operating Officer and Director	September 14, 2021
Dr. Yassine Bendiabdallah	(principal operating officer)

*	Director	September 14, 2021
Prof. Lawrence Steinman

*	Director	September 14, 2021
Simon Dumesnil

*	Director	September 14, 2021
Dr. Emer Leahy

/s/ Dr. Tiago Reis Marques		September 14, 2021
Attorney-in-Fact

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